This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
SUBJECT TO COMPLETION, DATED December 16, 2025
Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 8, 2025 and
Product Supplement EQUITY-1 dated December 8, 2025)
December  , 2025
Filed Pursuant to Rule 424(b)(2) Series A Registration Statement Nos. 333-290665 and 333- 290665-01

BofA Finance LLC $-- Trigger Autocallable Contingent Yield Notes
Linked to the Least Performing of the Invesco QQQ TrustSM, Series 1 and the iShares® Russell 2000 Value ETF Due December 22, 2028
Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Autocallable Contingent Yield Notes linked to the least performing of the Invesco QQQ TrustSM, Series 1 and the iShares® Russell 2000 Value ETF (each, an “Underlying”) due December 22, 2028 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Price of the Least Performing Underlying on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. If the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is less than its Coupon Barrier, no Contingent Coupon Payment will accrue or be paid on the related Coupon Payment Date. Beginning approximately six months after issuance, if the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment for that Observation Date, and no further amounts will be owed to you. If the Notes have not previously been automatically called, at maturity, the amount you receive will depend on the Final Value of the Least Performing Underlying on the Final Observation Date. If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Notes have not been automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. On each Observation Date, the "Least Performing Underlying" is the Underlying with the lowest Underlying Return from the Trade Date to that Observation Date. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. All payments on the Notes will be based solely on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlying. You will therefore be adversely affected if either Underlying performs poorly, regardless of the performance of the other Underlying. You will not receive dividends or other distributions paid on any shares or units of the Underlyings or on the stocks included in the Underlyings, as applicable, or participate in any appreciation of either Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier automatic call. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features	Key Dates[1]
❑
Contingent Coupon Payment — We will pay you a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Price of the Least Performing Underlying on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon Payment will be paid for that quarter.
❑
Automatic Call — Beginning approximately six months after issuance, if the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment for that Observation Date, and no further amounts will be owed to you. If the Notes are not automatically called, investors will have full downside market exposure to the Least Performing Underlying at maturity.
❑
Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

Trade Date[2]
December 19, 2025
Issue Date[2]
December 24, 2025
Observation Dates[3]
Quarterly, subject to automatic call beginning on June 22, 2026
Final Observation Date[3]
December 19, 2028
Maturity Date
December 22, 2028
[1]
Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2]
See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
[3]
See page PS-7 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT, PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-7 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the Invesco QQQ TrustSM, Series 1 and the iShares® Russell 2000 Value ETF due December 22, 2028. Any payment on the Notes will be based solely on the performance of the Least Performing Underlying. The Contingent Coupon Rate, Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings	Contingent Coupon Rate	Initial Values	Coupon Barriers	Downside Thresholds	CUSIP / ISIN
Invesco QQQ TrustSM, Series 1 (Ticker: QQQ)	Between [10.00% and 11.00%] per annum		$ , which is 70% of the Initial Value	$ , which is 70% of the Initial Value	09710X810 / US09710X8103
iShares® Russell 2000 Value ETF (Ticker: IWN)			$ , which is 70% of the Initial Value	$ , which is 70% of the Initial Value
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.00	$10.00
Total	$	$	$
(1) The underwriting discount is $0.00 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, expects to purchase from BofA Finance, and BofA Finance expects to sell to BofAS, the aggregate principal amount of the Notes set forth above for $10.00 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes for $10.00 per Note. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is also an investment advisor at a price of $10.00 per Note. UBS will receive no underwriting discount for each Note that it sells in this offering. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes will be less than the public offering price. The initial estimated value of the Notes as of the Trade Date is expected to be between $9.40 and $9.90 per $10.00 in Stated Principal Amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-24 of this pricing supplement for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance). The above-referenced accompanying documents may be accessed at the following links:

◆ Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

◆ Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor.

PS-2

Investor Suitability
The Notes may be suitable for you if, among other considerations:
◆
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
◆
You understand and accept the risks associated with the Underlyings.
◆
You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.
◆
You believe the Current Underlying Price of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, and, if the Current Underlying Price of either Underlying is not, you can tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
◆
You believe the Current Underlying Price of each Underlying will be greater than or equal to its Downside Threshold on the Final Observation Date, and, if the Current Underlying Price of either Underlying is below its Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
◆
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.
◆
You understand that your return on the Notes will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of the other Underlying.
◆
You are willing to hold Notes that will be called on the earliest Observation Date (beginning six months after issuance, other than the Final Observation Date) on which the Current Underlying Price of the Least Performing Underlying is greater than or equal to its Initial Value.
◆
You are willing to make an investment whose positive return is limited to the Contingent Coupon Payments, regardless of the potential appreciation of the Underlyings, which could be significant.
◆
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
◆
You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlyings or on the stocks included in the Underlyings, as applicable.
◆
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
◆
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
◆
You do not understand or are not willing to accept the risks associated with each of the Underlyings.
◆
You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.
◆
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
◆
You do not believe the Current Underlying Price of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, or you cannot tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
◆
You believe the Current Underlying Price of either Underlying will be less than its Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Least Performing Underlying.
◆
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.
◆
You are unwilling to accept that your return on the Notes will be based on the performance of the Least Performing Underlying, or you seek an investment based on the performance of a basket composed of the Underlyings.
◆
You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning six months after issuance, other than the Final Observation Date) on which the Current Underlying Price of the Least Performing Underlying is greater than or equal to its Initial Value.
◆
You seek an investment that participates in the full appreciation of the Underlyings and whose positive return is not limited to the Contingent Coupon Payments.
◆
You seek an investment for which there will be an active secondary market.
◆
You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlyings or on the stocks included in the Underlyings, as applicable.
◆
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
◆
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” section herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

PS-3

Summary
Issuer
BofA Finance
Guarantor
BAC
Public Offering Price
100% of the Stated Principal Amount
Stated Principal Amount
$10.00 per Note
Minimum Investment
$1,000 (100 Notes)
Term
Approximately three years, unless earlier automatically called
Trade Date[1,2]
December 19, 2025
Issue Date[1,2]
December 24, 2025
Final Observation Date[1]
December 19, 2028
Maturity Date[1]
December 22, 2028
Underlyings
Invesco QQQ TrustSM, Series 1 (Ticker: QQQ)
iShares® Russell 2000 Value ETF (Ticker: IWN)
Automatic Call Feature
The Notes will be automatically called if the Current Underlying Price of the Least Performing Underlying on any Observation Date occurring on or after June 22, 2026 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are automatically called, no further payments will be made on the Notes.
Observation Dates[1]
See “Observation Dates and Coupon Payment Dates” on page PS-7.
Coupon Payment Dates[1]
See “Observation Dates and Coupon Payment Dates” on page PS-7.
Contingent Coupon Payment / Contingent Coupon Rate
If the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment with respect to that Observation Date on the related Coupon Payment Date.

However, if the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
Each Contingent Coupon Payment will be in the amount of between [$0.250 and $0.275] for each $10.00 Stated Principal Amount (based on the per annum Contingent Coupon Rate of between [10.00% to 11.00%]) and will be payable, if applicable, on the related Coupon Payment Date. The actual Contingent Coupon Payment and Contingent Coupon Rate will be determined on the Trade Date.
Contingent Coupon Payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon Payment for any Observation Date on which the Current Underlying Price of the Least Performing Underlying on that Observation Date is less than its Coupon Barrier, even if the Current Underlying Price of the other Underlying is above its Coupon Barrier.

Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines, even if the Final Value of the other Underlying is above its Downside Threshold.
Least Performing Underlying
On each Observation Date, including the Final Observation Date, the Underlying with the lowest Underlying Return as of that Observation Date.
Underlying Return
For any Underlying on any Observation Date, calculated as follows:
Current Underlying Price - Initial Value
Initial Value
Downside Threshold
For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Coupon Barrier
For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value
For any Underlying, its Closing Market Price on the Trade Date, as specified on the cover page of this pricing supplement.
Price Multiplier
With respect to each of the QQQ and the IWN, 1, subject to adjustment for certain events as described in “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.
Current Underlying Price
For any Underlying on any Observation Date, the Closing Market Price of that Underlying on that Observation Date, multiplied by its Price Multiplier, as determined by the calculation agent.
Final Value
For any Underlying, its Current Underlying Price on the Final Observation Date.
Trading Day
As defined on page PS-17 of the accompanying product supplement.
Calculation Agent
BofAS, an affiliate of BofA Finance.
Selling Agents
BofAS and UBS.

[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.	[2] See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
PS-4

Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC - Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the prices of the Underlyings on the deemed Final Observation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

PS-5

Investment Timeline

Trade Date	The Initial Value of each Underlying is observed, the Contingent Coupon Payment/Contingent Coupon Rate is set, and the Coupon Barrier and Downside Threshold for each Underlying are determined.

Quarterly (autocallable after six months)
If the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment with respect to that Observation Date on the related Coupon Payment Date.

However, if the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
The Notes will be automatically called if the Current Underlying Price of the Least Performing Underlying on any Observation Date occurring on or after June 22, 2026 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called on any Observation Date, on the related Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the applicable Contingent  Coupon Payment.
If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)
If the Notes are not automatically called prior to maturity, the Final Value of each Underlying will be observed on the Final Observation Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF THE OTHER UNDERLYING. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER AUTOMATIC CALL. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

PS-6

Observation Dates and Coupon Payment Dates
Observation Dates[1,2]	Coupon Payment Dates[1]
March 19, 2026*	March 23, 2026
June 22, 2026	June 24, 2026
September 21, 2026	September 23, 2026
December 21, 2026	December 23, 2026
March 19, 2027	March 23, 2027
June 21, 2027	June 23, 2027
September 20, 2027	September 22, 2027
December 20, 2027	December 22, 2027
March 20, 2028	March 22, 2028
June 20, 2028	June 22, 2028
September 19, 2028	September 21, 2028
December 19, 2028*	December 22, 2028
* The Notes are NOT automatically callable until the second Observation Date, which is June 22, 2026, and will NOT be automatically callable on the Final Observation Date (December 19, 2028).
[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2] The Observation Dates are subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.

PS-7

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-2 above.
Structure-related Risks
◆
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes. Generally, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call because of the shorter time remaining for the price of an Underlying that has experienced a decline to recover. The periods in which it is less likely the Notes will be subject to an automatic call generally coincide with a period of greater risk of loss of the Stated Principal Amount on your Notes.

◆
The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call or maturity, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is equal to or greater than its Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

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Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Current Underlying Price or the Final Value of either Underlying exceeds its Coupon Barrier or Initial Value, as applicable. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the Stated Principal Amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Final Value or the Current Underlying Price of either Underlying exceeds its Initial Value. In contrast, a direct investment in an Underlying or in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their prices. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

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The Notes are subject to a potential automatic early call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential automatic early call. Beginning in June 2026, the Notes will be automatically called if, on any Observation Date (other than the Final Observation Date), the Current Underlying Price of the Least Performing Underlying is greater than or equal to its Initial Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount and the Contingent Coupon Payment with respect to the applicable Observation Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of automatic call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

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You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Current Underlying Price of the Least Performing Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Current Underlying Price of the Least Performing Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and you will not receive a positive return on the Notes.

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The Contingent Coupon Payments, Payment at Maturity, or payment upon an automatic call, as applicable, will not reflect the prices of the Underlyings other than on the Observation Dates. The prices of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the payment upon an automatic call or the Payment at Maturity, as applicable, by comparing only the Initial Value, the Coupon Barrier or the Downside Threshold, as applicable, to the Current Underlying Price or the Final Value for each Underlying. No other prices of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity even if the price of each Underlying was always above its Downside Threshold prior to the Final Observation Date.

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Because the Notes are linked to the performance of the least performing between the QQQ and the IWN, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the QQQ or just the IWN. The risk that you will not receive any Contingent Coupon Payments and/or lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just the QQQ or just the IWN. With two Underlyings, it is more likely that an Underlying will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupon Payments or will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

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Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

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Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Price or Final Value, as applicable, of either Underlying as compared to its Coupon Barrier, Downside Threshold or Initial Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on any payment date, including the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our

PS-8

obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

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We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks
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The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Trade Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

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The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that three-month period. Accordingly, the estimated value of your Notes during this initial three-month period may be lower than the value shown on your customer account statements. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

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We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

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Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the prices of the Underlyings and the securities included in the Underlyings, as applicable; the volatility of the Underlyings and the securities included in the Underlyings; the correlation among the Underlyings; the dividend rate paid on the Underlyings or on the securities included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the price of either of the Underlyings is currently or has been less than its Coupon Barrier; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

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Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the price of an Underlying over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon Payments and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on other comparable securities and a lower Coupon Barrier and/or lower Downside Threshold as compared to other comparable securities. However, an Underlying’s volatility can change significantly over the term of the Notes. A relatively higher Contingent Coupon Rate generally will be indicative of a greater risk of loss while a lower Coupon Barrier and/or a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon Payments or a return of principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
PS-9

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Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares or units of the Underlyings or the securities held by or included in the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may from time to time own shares or units of the Underlyings or the securities included in the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may adversely affect the prices of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may adversely affect the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may purchase or otherwise acquire a long or short position in the Notes, the Underlying or the securities represented by the Underlying and may hold or resell the Notes, the Underlying or the securities represented by the Underlying. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
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The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The prices of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

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You are exposed to the market risk of each Underlying. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the QQQ and the IWN. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the QQQ and the IWN. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. For the Notes to be automatically called or to receive any Contingent Coupon Payment or the contingent repayment of principal at maturity, each Underlying must close at or above its respective Initial Value, Coupon Barrier or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. Therefore, if the Notes are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of each Underlying. Additionally, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon Payment and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential of not receiving a Contingent Coupon Payment and for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Coupon Barrier and Downside Threshold, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Coupon Barrier and Downside Threshold is generally associated with lower correlation of the Underlyings, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.

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The Notes are subject to risks associated with foreign securities markets. The QQQ includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the QQQ may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible

PS-10

imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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The Notes are subject to risks associated with small-size capitalization companies. The equity securities held by the IWN are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic market trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

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The performance of the QQQ or the IWN may not correlate with the performance of its respective underlying index (each, an “underlying index”) as well as its respective net asset value per share or unit, especially during periods of market volatility. The performance of the QQQ or the IWN and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the QQQ or the IWN may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index . This could be due to, for example, the QQQ and the IWN not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the QQQ or the IWN, differences in trading hours between the QQQ or the IWN (or its underlying assets) and the underlying index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each of the QQQ and the IWN are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit may differ from its respective net asset value per share or unit; shares or units of the QQQ or the IWN may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the QQQ or the IWN may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit and the liquidity of the QQQ or the IWN may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the QQQ or the IWN. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the QQQ or the IWN. As a result, under these circumstances, the market value of shares or units of the QQQ and the IWN may vary substantially from its respective net asset value per share or unit.

For the foregoing reasons, the performance of the QQQ or the IWN may not match the performance of its respective underlying index or its respective net asset value per share or unit over the same period. Because of this variance, the return on the Notes to the extent dependent on the performance of the QQQ or the IWN may not be the same as an investment directly in the securities included in the underlying index or the same as a debt security with a return linked to the performance of that underlying index.

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The sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its price, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

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The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the QQQ or the IWN and other terms of the Notes to reflect certain actions by that Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the QQQ or the IWN and will have broad discretion to determine whether and to what extent an adjustment is required.

Tax-related Risks
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The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

PS-11

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon an automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (the actual terms of the Notes will be determined on the Trade Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
◆	Stated Principal Amount: $10.00
◆	Term: Approximately 3 years, unless earlier automatically called
◆	Hypothetical Initial Values:
❍	Invesco QQQ TrustSM, Series 1: 100.00
❍	iShares® Russell 2000 Value ETF: 100.00
◆	Hypothetical Contingent Coupon Rate: 10.00% per annum (or 2.50% per quarter) (the lower end of the range for the Contingent Coupon Rate)
◆	Hypothetical Quarterly Contingent Coupon Payment: $0.25 per quarter per Note (the lower end of the range for the Contingent Coupon Payment)
◆	Observation Dates: Quarterly, automatically callable (other than on the Final Observation Date) after approximately six months, as set forth on page PS-7 of this pricing supplement
◆	Hypothetical Coupon Barriers:
❍	Invesco QQQ TrustSM, Series 1: 70.00, which is 70% of its hypothetical Initial Value
❍	iShares® Russell 2000 Value ETF: 70.00, which is 70% of its hypothetical Initial Value
◆	Hypothetical Downside Thresholds:
❍	Invesco QQQ TrustSM, Series 1: 70.00, which is 70% of its hypothetical Initial Value
❍	iShares® Russell 2000 Value ETF: 70.00, which is 70% of its hypothetical Initial Value
*The hypothetical Contingent Coupon Rate/Contingent Coupon Payment may not represent the actual Contingent Coupon Rate/Contingent Coupon Payment and the hypothetical Initial Values, Coupon Barriers and Downside Thresholds do not represent the actual Initial Values, Coupon Barriers and Downside Thresholds, respectively, applicable to the Underlyings. The actual Contingent Coupon Rate/Contingent Coupon Payment, Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. All payments on the Notes are subject to issuer and guarantor credit risk.
Example 1 - Notes are automatically called on the second Observation Date.
Date	Current Underlying Price of the Underlying		Payment (per Note)
	Invesco QQQ TrustSM, Series 1	iShares® Russell 2000 Value ETF
First Observation Date	85.00 (at or above Coupon Barrier)	49.00 (below Coupon Barrier)*	$0.00 (not callable)
Second Observation Date	102.00 (at or above Coupon Barrier and Initial Value)*	108.00 (at or above Coupon Barrier and Initial Value)	$10.25 (Payment upon automatic call)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$10.25 (2.50% total return)
The Least Performing Underlying on the first Observation Date closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on the first Coupon Payment Date. On the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are subject to potential automatic call), the Least Performing Underlying closes above its Initial Value, and the Notes are automatically called on the related Coupon Payment Date. You will receive on the related Coupon Payment Date a total of $10.25 per Note, reflecting the $10.00 Stated Principal Amount plus the applicable Contingent Coupon Payment. You would have been paid a total of $10.25 per Note for a 2.50% total return on the Notes over six months. No further amounts would be owed to you under the Notes, and you would not participate in the appreciation of the Underlyings.

Example 2 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying on the Final Observation Date is at or above its Downside Threshold and Coupon Barrier.
Date	Current Underlying Price of the Underlying / Final Value on the Final Observation Date		Payment (per Note)
	Invesco QQQ TrustSM, Series 1	iShares® Russell 2000 Value ETF
First Observation Date	97.00 (at or above Coupon Barrier)	88.00 (at or above Coupon Barrier)*	$0.25 (Contingent Coupon Payment - not callable)
Second to Eleventh Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.00 (Notes are not called)
Final Observation Date	79.00 (at or above Coupon Barrier and Downside Threshold)	76.00 (at or above Coupon Barrier and Downside Threshold)*	$10.25 (Stated Principal Amount plus the final Contingent Coupon Payment - Payment at Maturity)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$10.50 (5.00% total return)
The Least Performing Underlying on the first Observation Date closes above its Coupon Barrier and therefore a Contingent Coupon Payment is paid on the related Coupon Payment Date. On each of the second to eleventh Observation Dates, the Least Performing Underlying closes below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on any related Coupon Payment Date. In addition, on each of the second to eleventh Observation Dates (which are the Observation Dates on which the Notes are subject to potential automatic call), the Least Performing Underlying closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying closes at or above its Downside Threshold and its Coupon Barrier. Therefore, at maturity, you would receive a total of $10.25 per Note, reflecting the $10.00 Stated Principal Amount plus

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the applicable Contingent Coupon Payment. When added to the total Contingent Coupon Payments of $0.25 received in respect of the prior Observation Dates, you would have been paid a total of $10.50 per Note for a 5.00% total return on the Notes over 3 years.

Example 3 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying on the Final Observation Date is below its Downside Threshold and Coupon Barrier.
Date	Current Underlying Price of the Underlying / Final Value on the Final Observation Date		Payment (per Note)
	Invesco QQQ TrustSM, Series 1	iShares® Russell 2000 Value ETF
First Observation Date	85.00 (at or above Coupon Barrier)	49.00 (below Coupon Barrier)*	$0.00 (not callable)
Second to Eleventh Observation Dates	Various (all below Coupon Barrier and Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.00 (Notes are not called)
Final Observation Date	35.00 (below Coupon Barrier and Downside Threshold)*	70.00 (at or above Coupon Barrier and Downside Threshold)	$10.00 x [1 + Underlying Return of the Least Performing Underlying on the Final Observation Date] = $10.00 x [1 + -65.00%] = $10.00 x 0.35 = $3.50 (Payment at Maturity)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$3.50 (-65.00% total return)
The Least Performing Underlying on each Observation Date, including the Final Observation Date, closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on any Coupon Payment Date during the term of the Notes, including the Maturity Date. In addition, on each of the second to eleventh Observation Dates (which are the Observation Dates on which the Notes are subject to potential automatic call), the Least Performing Underlying closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying closes below its Downside Threshold and its Coupon Barrier. Therefore, at maturity, investors are exposed to the proportionate downside performance of the Least Performing Underlying and you will receive $3.50 per Note for a -65.00% total return on the Notes over 3 years, which reflects the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Observation Date.

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The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the QQQ and the investment advisor of the IWN (collectively, the “Investment Advisors”). The Investment Advisors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the applicable Underlyings. The consequences of either Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of either Underlying or any successor underlying.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.
You should make your own investigation into the Underlyings.
The Invesco QQQ TrustSM, Series 1
The Invesco QQQ TrustSM, Series 1 is a unit investment trust that issues securities called “trust units” or “units.” The QQQ is organized under New York law and is governed by a standard terms and conditions of trust between The Bank of New York Mellon (the “Trustee”) and NASDAQ Global Funds, the predecessor sponsor to Invesco Capital Management (the “Sponsor”) , dated and executed as of March 1, 1999, as amended (the “Terms and Conditions”). The Trustee and the Sponsor are also sponsors to a trust indenture agreement of the Trust dated as of March 4, 1999, as amended (the “Trust Agreement”).  The QQQ is an investment company registered under the Investment Company Act of 1940, as amended. The QQQ commenced operations on March 4, 1999. The units of the Invesco QQQ TrustSM, Series 1 trade on the NASDAQ Stock Market under the symbol “QQQ.”
A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the QQQ’s underlying index, the Nasdaq-100® Index. The QQQ intends to provide investment results that, before fees and expenses, generally correspond to the price and yield performance of the Nasdaq-100® Index. The expenses of the QQQ are accrued daily and reflected in the net asset value of the QQQ. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the QQQ), the QQQ currently is accruing ordinary operating expenses at an annual rate of 0.20%.
The units of the QQQ are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, information filed with the SEC relating to the QQQ, including its periodic financial reports, may be found on the SEC website.
Nasdaq-100® Index
The Nasdaq-100® Index (the “NDX”) is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on NASDAQ based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
●
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

●	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
●
the issuer of the security must have “seasoned” on NASDAQ, The New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
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●	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

●
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all  such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the
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ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Performance of the QQQ
The following graph sets forth the daily historical performance of the QQQ in the period from January 2, 2020 through December 12, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the QQQ’s hypothetical Coupon Barrier and hypothetical Downside Threshold of $429.53 (rounded to two decimal places), which is 70% of the QQQ’s hypothetical Initial Value of $613.62, which was its Closing Market Price on December 12, 2025. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.
This historical data on the QQQ is not necessarily indicative of the future performance of the QQQ or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the QQQ during any period set forth above is not an indication that the Closing Market Price of the QQQ is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the QQQ.
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The iShares® Russell 2000 Value ETF
The shares of the iShares® Russell 2000 Value ETF are issued by iShares® Trust, a registered investment company.
•	The IWN is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index.
•	The IWN’s shares trade on the NYSE Arca under the ticker symbol “IWN”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	IWN’s inception date was July 24, 2000.
•	The IWN’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.
We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the IWN based on the IWN’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the IWN and a set of other specified iShares® funds (together, the “funds”) as follows: 0.2500% per annum of the aggregate net assets less than or equal to $46 billion, plus 0.2375% per annum of the aggregate net assets in excess of $46 billion, up to and including $81 billion, plus 0.225625% per annum of the aggregate net assets in excess of $81 billion, up to and including $111 billion, plus 0.214343% per annum of the aggregate net assets in excess of $111 billion, up to and including $141 billion, plus 0.203626% per annum of the aggregate net assets in excess of $141 billion, up to and including $171 billion, plus 0.193445% per annum of the aggregate net assets in excess of $171 billion. As of June 30, 2025, the aggregate expense ratio of the IWN was 0.24% per annum.
The investment advisory agreement between iShares® Trust and BFA provides that BFA will pay all operating expenses of the IWN, except the management fees, interest expenses, taxes, expenses incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions, distribution fees or expenses, litigation expenses and any extraordinary expenses.
For additional information regarding iShares® Trust or BFA, please consult the reports and other information iShares® Trust files with the SEC. In addition, information regarding the IWN (including the top ten holdings and weights and sector weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWN.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
Investment Objective
The IWN seeks to track the investment results, before fees and expenses, of the Russell 2000® Value Index, which measures the performance of the small-capitalization value sector of the U.S. equity market, as defined by FTSE Russell, the sponsor of the Russell 2000® Value Index. The IWN’s investment objective and the Russell 2000® Value Index may be changed without shareholder approval. Notwithstanding the IWN’s investment objective, the return on your Notes will not reflect any dividends paid on the IWN shares, on the securities purchased by the IWN or on the securities that comprise the Russell 2000® Value Index.
Representative Sampling
BFA uses a representative sampling indexing strategy to manage the IWN. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000® Value Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Value Index.
The IWN generally invests at least 80% of its assets in the component securities of the Russell 2000® Value Index and in investments that have economic characteristics that are substantially identical to the component securities of the Russell 2000® Value Index (i.e., depositary receipts representing securities of the Russell 2000® Value Index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Russell 2000® Value Index, but which BFA believes will help the IWN track the Russell 2000® Value Index. Also, the IWN may lend securities representing up to one-third of the value of the IWN’s total assets (including the value of the collateral received).
Tracking Error
The performance of the IWN and the Russell 2000® Value Index may vary due to a variety of factors, including differences between the securities and other instruments held in the IWN’s portfolio and those included in the Russell 2000® Value Index, pricing differences, transaction costs incurred by the IWN, the IWN’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the Russell 2000® Value Index or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the IWN incurs fees and expenses, while the Russell 2000® Value Index does not. The IWN’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the IWN used a replication indexing strategy in which an exchange traded fund invests in substantially all of the securities in its index in approximately the same proportions as in the Russell 2000® Value Index.
Industry Concentration Policy
The IWN will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000® Value Index is concentrated.
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The Russell 2000® Value Index
The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth. The Russell 2000® Index tracks 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges (the “Russell 2000 Stocks”). The Russell 2000® Value Index is reported by Bloomberg L.P. under the ticker symbol “RUJ.”
FTSE Russell’s Value and Growth Style Methodology
FTSE Russell uses a “non-linear probability” method to assign stocks to the Russell 2000® Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted and historical growth. FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables—I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)—are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).
First, the Russell 2000 Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).
The Russell 2000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Growth Index and the Russell 2000® Value Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Russell 2000® Value Index will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.
Stock A, in the figure below, is a security with 20% of its available shares assigned to the Russell 2000® Value Index and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Growth Index and the Russell 2000® Value Index will always equal its market capitalization in the Russell 2000® Index.
In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Growth Index and the Russell 2000® Value Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Russell 2000® Value Index. Stocks falling between the first and third quartile breaks are included in both the Growth Index and the Russell 2000® Value Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.
Roughly 72% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Russell 2000® Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.
In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 2000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.
In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Industry Classification Benchmark (“ICB”) industry, subsector or sector group of the Russell 2000® Index into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s
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independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.
Selection of Stocks Comprising the Russell 2000® Index
All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.  Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing prices of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Historical Performance of the IWN
The following graph sets forth the daily historical performance of the IWN in the period from January 2, 2020 through December 12, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the IWN’s hypothetical Coupon Barrier and hypothetical Downside Threshold of $131.20 (rounded to two decimal places), which is 70% of the IWN’s hypothetical Initial Value of $187.43, which was its Closing Market Price on December 12, 2025. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.
PS-19

This historical data on the IWN is not necessarily indicative of the future performance of the IWN or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the IWN during any period set forth above is not an indication that the Closing Market Price of the IWN is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the IWN.
PS-20

Correlation of the Underlyings
The graph below illustrates the daily performance of the QQQ and the IWN from January 2, 2020 through December 12, 2025. For comparison purposes, each Underlying has been “normalized” to have a Closing Market Price of 100 on January 2, 2020 by dividing the Closing Market Price of that Underlying on each trading day by the Closing Market Price of that Underlying on January 2, 2020 and multiplying by 100. We obtained the Closing Market Prices used to determine the normalized Closing Market Prices set forth below from Bloomberg L.P., without independent verification.
The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).
The graph below illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Coupon Barrier on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Coupon Barrier(s) on an Observation Date or below the respective Downside Threshold(s) on the Final Observation Date, as applicable, as the Underlyings may each decrease in value. Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Downside Threshold and Coupon Barrier, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Downside Threshold and Coupon Barrier is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Risk Factors — You are exposed to the market risk of each Underlying”, and “—Because the Notes are linked to the performance of the least performing between the QQQ and the IWN, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the QQQ or just the IWN” herein.
Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.
PS-21

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will not receive an underwriting discount for any Note sold in this offering. UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $10.00 per Note. UBS will not receive an underwriting discount for any Note sold in this offering. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is an investment advisor at a price of $10.00 per Note. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:
●	Australia
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao Sint Maarten
●	Gibraltar
●	Indonesia
●	Iran
●	Italy
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela
PS-22

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
PS-23

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Contingent Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charges described elsewhere in this pricing supplement, will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this preliminary pricing supplement, we have provided the initial estimated value range for the Notes. The final pricing supplement will set forth the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging-related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.
PS-24

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since each Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts,
PS-25

partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will
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depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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